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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  November 30, 1994

                        AMERICAN MAIZE-PRODUCTS COMPANY
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             (Exact name of registrant as specified in its charter)

      Maine                        1-6244                       13-0432720
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 (State or other            (Commission File No.)             (I.R.S. Employer
  jurisdiction                                              Identification No.)
 of incorporation)


     250 Harbor Drive, Stamford, Connecticut                 06902
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     (Address of Principal Executive Offices)              (Zip Code)

       Registrant's telephone number, including area code: (203-356-9000)


                                      None
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         (Former name or former address, if changed since last report)

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Item 5.   Other Events

          Agreements Affecting Board Membership

          As disclosed in the Company's March 25, 1994 proxy statement and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, the Company's Class B Common Stock has the power to elect 70% of the Company's Board of Directors. GIH Corp. owns approximately 47.3% of the Class B Common Stock. All the shares of GIH Corp. are held directly by, or in various trusts for the benefit of, William Ziegler, III and his sister, Mrs. Helen Steinkraus.

          Control over GIH Corp. is the subject of litigation initiated in New York Surrogate's Court by the children of Mrs. Helen Steinkraus challenging the prior distribution of the controlling share of GIH Corp. common stock to a trust for the benefit of William Ziegler, III. On April 4, 1994, the New York
Surrogate's Court issued a decision in favor of Mr. Ziegler, and Mrs. Steinkraus' children have filed an appeal of such decision.

          Pursuant to a settlement agreement entered into in March 1991, until the final resolution of the litigation described above, Mr. Ziegler, Mrs. Steinkraus and GIH Corp. have agreed that their shares of American Maize will be voted for directors nominated by the Company in accordance with the Succession Resolutions adopted by the Board of Directors in March 1991. The resolutions provide for Board seats for Mr. Ziegler and Mrs. Steinkraus or their designees and require that the majority of the Board consist of directors who are neither employees of the Company nor members of the Ziegler or Steinkraus families.

          Mr. Ziegler has informed the Board of Directors of the Company that it is his position that the settlement agreement is no longer in effect as a result of the Surrogate's Court decision. The Company disagrees with Mr. Ziegler's position.

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                                   SIGNATURES



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By     /s/ Robert M. Stephan
                                _______________________________
                                     Robert M. Stephan
                                     Vice President and General Counsel



Date:     December 13, 1994